Item 7
 Aperio Group, LLC
 BlackRock (Luxembourg) S.A.
 BlackRock (Netherlands) B.V.
 BlackRock Advisors, LLC
 BlackRock Asset Management Ireland Limited
 BlackRock Financial Management, Inc.
 BlackRock Fund Advisors
 BlackRock Fund Managers Ltd*
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management (Australia) Limited
 BlackRock Investment Management (UK) Limited
 BlackRock Investment Management, LLC
 BlackRock Life Limited
 SpiderRock Advisors, LLC


*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.